Exhibit 99.1

November 29, 2016

Hyperdynamics Shareholders Approve an Increase in the Number of Authorized Common Shares

HOUSTON, Nov. 29, 2016 /PRNewswire/ — Hyperdynamics Corporation (OTCQX: HDYN) announced that at the Special Meeting of Stockholders held today, stockholders approved an increase in the number of authorized shares of HDYN common stock from 43,750,000 to 87,000,000.

Owners of approximately 16.5 million shares — or more than 77% of shares outstanding and approximately 94% of the votes cast — voted in favor of the increase.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Contacts:

Ray Leonard

President and Chief Executive Officer

713-353-9445

Anne Pearson / Jack Lascar

Dennard-Lascar Associates

713-529-6600

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SOURCE Hyperdynamics

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